Exhibit 99.1

For Immediate Release

Contact:
Mark A. Klionsky,
Senior Vice President
CoStar Group, Inc.
(301) 280-3898
mklionsky@costar.com

CoStar Group, Inc. Announces Fourth Quarter and Year-End 2003 Results

Company’s Pro Forma Earnings in the Fourth Quarter
More Than Tripled Year Over Year

Company Expects to Grow Pro Forma Earnings by over 80% in 2004; Plan to Add 21
Markets Positions Company for Accelerated Growth in 2005

BETHESDA, MD February 17, 2004 —CoStar Group, Inc. (NASDAQ: CSGP) revenues increased 22.1% and pro forma earnings more than tripled in the fourth quarter of 2003 over the fourth quarter of 2002, the Company announced today. (Pro forma earnings is net income before purchase amortization in cost of revenues and operating expenses.) The Company also reported GAAP-basis net income of $0.06 per share in the fourth quarter of 2003 compared to a GAAP-basis net loss of $(0.05) per share in the fourth quarter of 2002.

Year 2002-2003 Quarterly Results
($'s in millions, except per share data)
	2002				2003
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4

Revenues	$19.1	$19.5	$20.1	$20.7	$22.6	$23.2	$24.1	$25.3
EBITDA	1.3	1.4	1.6	2.0	2.4	2.9	3.7	4.2
Pro forma earnings	0.2	0.3	0.4	0.8	1.0	1.4	2.1	2.8
Pro forma earnings per share	0.01	0.02	0.03	0.05	0.06	0.09	0.13	0.16
Net income (loss)	(1.6)	(1.3)	(1.1)	(0.8)	(0.8)	(0.4)	0.3	1.0
Net income (loss) per share — diluted	(0.10)	(0.08)	(0.07)	(0.05)	(0.05)	(0.02)	0.02	0.06
Weighted average common shares — diluted	15.7	15.7	15.8	15.8	15.8	15.9	16.5	17.8

Revenues for the fourth quarter of 2003 were $25.3 million, increasing sequentially by 4.8% for the fourth quarter of 2003 over the third quarter of 2003. CoStar has reported revenue increases in 22 consecutive quarters since its IPO.

The Company ended 2003 with $97.4 million in cash, cash equivalents and short-term investments.

“Three primary factors are contributing to our strong performance,” stated CoStar President & CEO Andrew C. Florance. “Improving market conditions have created a more favorable selling environment, and the new CoStar Property Professional™ system has given us a major technology win. In addition, our exhaustive effort in customer service has paid off with the highest customer satisfaction level in years. Together, these factors combined to produce our highest quarterly organic sequential revenue growth in more than three years.”

The renewal rate for CoStar’s subscription products increased 2 percentage points to 91% in the fourth quarter of 2003 compared to the fourth quarter of 2002. In addition, the Professional versions of CoStar Property® and CoStar COMPS® experienced their highest usage levels of the year in the fourth quarter of 2003, Florance noted.

For the quarter ended December 31, 2003, GAAP-basis net income increased to $1.0 million or $0.06 per share, compared to a net loss of $(770,000) or $(0.05) per share for the fourth quarter of 2002. Pro forma earnings improved to $2.8 million or $0.16 per share for the fourth quarter of 2003 compared to pro forma earnings of $783,000 or $0.05 per share for the same quarter in 2002. EBITDA (earnings before interest, taxes, depreciation and amortization) increased 117% to $4.2 million for the fourth quarter of 2003 compared to EBITDA of $2.0 million for the fourth quarter of 2002.

For the year ended December 31, 2003, the Company had GAAP-basis net income of $100,000 or $0.01 per share compared to a GAAP-basis net loss of $(4.8) million or $(0.30) per share in 2002. Pro forma earnings increased to $7.4 million or $0.44 per share for 2003 compared to pro forma earnings of $1.7 million or $0.11 per share in 2002. EBITDA increased 112% to $13.2 million for 2003 compared to EBITDA of $6.2 million for 2002. The Company had revenues of $95.1 million in 2003, an increase of 19.8% compared to 2002 revenues of $79.4 million.

As of December 31, 2003, the Company had $97.4 million in cash, cash equivalents, and short-term investments, an increase of $61.5 million compared to September 30, 2003. This substantial increase resulted from $53.5 million of net proceeds raised in the Company’s follow-on public offering, which closed in November 2003, in addition to growing EBITDA, improved cash collections and $4.6 million of proceeds from stock option exercises of approximately 200,000 shares of common stock during the fourth quarter. The Company has no long-term debt.

“Demand for our products is very strong, and technology has made the cost of entering new markets much lower than in the past,” Florance continued. “Considering these factors, we expect to increase pro forma earnings by over 80% in 2004 while positioning the Company for accelerating revenue growth during 2005. Today, I am pleased to announce that CoStar plans to expand into 21 new markets, consisting of approximately 80 new U.S. counties, in 2004. With contribution from these new markets, we believe we may be able to increase our quarterly sequential revenue growth rates by 50% on top of our current platform during 2005.”

“Strategically, this broader market coverage will enhance our offering to national consumers of data, which currently represent our fastest-growing customer segment,” Florance added.

“CoStar expects 2004 revenues to grow to over $110 million, resulting from an expected organic growth rate of approximately 16% over 2003 revenues,” stated Frank A. Carchedi, CoStar’s Chief Financial Officer. “The Company expects pro forma earnings for 2004 to grow by over 80% compared to 2003 and expects pro forma earnings per share of approximately $0.71 to $0.73 per share, based on expected diluted weighted average outstanding shares of 18.8 million in 2004. These outstanding shares take into effect the shares issued in our recent follow-on public offering and the estimated dilutive effect of outstanding stock options. Adjusting these pro forma amounts for purchase amortization, which we expect to be approximately $6.6 million in 2004, the Company expects GAAP-basis net income of approximately $0.35 to $0.37 per share in 2004.”

“For the first quarter of 2004, we expect sequential quarterly revenue growth of approximately 4%,” Carchedi continued. “In addition, for the first quarter of 2004, we expect pro forma earnings to continue to grow, resulting in approximately $0.16 of diluted pro forma earnings per share based on expected diluted weighted average outstanding shares of 18.6 million. Adjusting this pro forma amount for expected purchase amortization of approximately $1.8 million, we expect to have GAAP-basis net income of approximately $0.06 per share for the first quarter of 2004.”

“Capital expenditures for 2004 are expected to include investments in assets required to support our planned market expansion, including additional field research vehicles, building photography, initial databases, and communications, measuring, photographic and computer equipment, totaling approximately $5.5 million,” Carchedi stated. “Additionally, approximately $3.5 million to $4 million is budgeted to support existing operations, consistent with expenditures for the past several years.”

CoStar Group, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2003	2002	2003	2002
	(unaudited)
Revenues	$25,270	$20,688	$95,105	$79,363
Cost of revenues	7,796	6,983	30,742	28,012

Gross margin	17,474	13,705	64,363	51,351

Operating expenses:
Selling and marketing	6,888	6,052	26,537	23,158
Software development	1,755	1,372	6,886	5,524
General and administrative	6,765	6,267	26,451	24,612
Purchase amortization	1,095	907	4,487	3,600

	16,503	14,598	64,361	56,894

Income (loss) from operations	971	(893)	2	(5,543)
Other income, net	182	123	380	759

Income (loss) before income taxes	1,153	(770)	382	(4,784)
Income tax expense	124	0	282	0

Net income (loss)	$1,029	$(770)	$100	$(4,784)

Net income (loss) per share — basic	$0.06	$(0.05)	$0.01	$(0.30)

Net income (loss) per share — diluted	$0.06	$(0.05)	$0.01	$(0.30)

Pro forma earnings	$2,796	$783	$7,364	$1,682

Pro forma earnings per share	$0.16	$0.05	$0.44	$0.11

Weighted average outstanding shares — basic	17,145	15,797	16,202	15,759

Weighted average outstanding shares — diluted	17,834	15,797	16,674	15,759

Reconciliation of Non-GAAP Financial Measures with Net Income (Loss)

Net income (loss)	$1,029	$(770)	$100	$(4,784)
Purchase amortization in cost of revenues	672	646	2,777	2,866
Purchase amortization in operating expenses	1,095	907	4,487	3,600

Pro forma earnings	$2,796	$783	$7,364	$1,682

Net income (loss)	$1,029	$(770)	$100	$(4,784)
Purchase amortization in cost of revenues	672	646	2,777	2,866
Purchase amortization in operating expenses	1,095	907	4,487	3,600
Depreciation and other amortization	1,506	1,297	5,907	5,292
Interest income, net	(182)	(127)	(381)	(763)
Income tax expense	124	0	282	0

EBITDA	$4,244	$1,953	$13,172	$6,211

CoStar Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$35,643	$25,546
Short-term investments	61,806	1,598
Cash held for acquisition	0	16,386
Accounts receivable, net	4,308	6,786
Prepaid and other current assets	1,981	1,567

Total current assets	103,738	51,883

Property and equipment, net	10,254	11,048
Intangible and other assets, net	68,941	55,704
Deposits	967	272

Total assets	$183,900	$118,907

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$9,645	$10,124
Deferred revenue	5,886	4,766

Total current liabilities	15,531	14,890

Stockholders’ equity	168,369	104,017

Total liabilities and stockholders’ equity	$183,900	$118,907

Reconciliation of Non-GAAP Financial Measures with 2002-2003 Quarterly Results
(in millions)

	2002				2003
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4

Net income (loss)	$(1.6)	$(1.3)	$(1.1)	$(0.8)	$(0.8)	$(0.4)	$0.3	$1.0
Purchase amortization	1.8	1.6	1.5	1.6	1.8	1.8	1.8	1.8

Pro forma earnings	$0.2	$0.3	$0.4	$0.8	$1.0	$1.4	$2.1	$2.8

Net income (loss)	$(1.6)	$(1.3)	$(1.1)	$(0.8)	$(0.8)	$(0.4)	$0.3	$1.0
Purchase amortization	1.8	1.6	1.5	1.6	1.8	1.8	1.8	1.8
Depreciation and other amortization	1.3	1.3	1.3	1.3	1.5	1.6	1.5	1.5
Interest income, net	(0.2)	(0.2)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.2)
Income tax expense	—	—	—	—	—	—	0.2	0.1

EBITDA	$1.3	$1.4	$1.6	$2.0	$2.4	$2.9	$3.7	$4.2

Management will conduct a conference call to discuss earnings results for the quarter and year ended December 31, 2003, and the financial outlook for 2004 at 11:00 am ET, Wednesday, February 18, 2004. This conference call will be broadcast live over the Internet at www.costar.com/corporate/investor. If you would like to join by telephone, please call (800) 329-4405 within the United States or (706) 634-0964 outside the United States. A telephonic replay of the conference call will be available two hours after the live call concludes through midnight on February 25, 2004. The replay telephone number is (800) 642-1687 within the United States or (706) 645-9291 outside the United States. Refer to Conference ID 1429694. The replay will also be available over the Internet at www.costar.com/corporate/investor for a period of time following the call.

About CoStar Group, Inc.

CoStar Group, Inc., (NASDAQ: CSGP) is the leading provider of information services to commercial real estate professionals in the United States and the United Kingdom. CoStar’s suite of services offers customers access via the Internet to the most comprehensive database of commercial real estate information on 50 U.S. markets, London and the United Kingdom. Based in Bethesda, MD, the company has approximately 850 employees in 35 offices throughout the United States and the United Kingdom, including the largest professional research organization in the industry.

This news release includes “forward-looking statements” including, without limitation, statements regarding CoStar’s expectations, beliefs, intentions or strategies regarding the future. These statements are subject to many risks and uncertainties that could cause actual results to differ materially from these statements. More information about potential factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those stated in CoStar’s filings from time to time with the Securities and Exchange Commission, including CoStar’s Form 10-Q for the quarter ended September 30, 2003, under the heading “Risk Factors.” In addition to these statements, there can be no assurance that CoStar’s revenues will grow at the rates specified herein, that CoStar’s revenues for 2004 will be as stated in this press release, that CoStar’s quarterly sequential growth rate for 2005 will be as stated in this press release, that CoStar’s pro forma earnings for the first quarter of 2004 or for the year ending 2004 will be as stated in this press release, that CoStar’s GAAP-basis net income for the first quarter of 2004 or for the year ending 2004 will be as stated in this press release, that CoStar’s estimated purchase amortization will be as stated in this press release, that CoStar’s capital expenditures for 2004 will be as stated in this press release, that CoStar’s diluted weighted average outstanding shares will be as stated herein, that CoStar’s sequential quarterly growth rate or earnings will continue to improve, that CoStar will have accelerating growth in 2005, that CoStar will expand into 21 new markets or 80 new counties in 2004 or that the commercial real estate market will continue to improve. All forward-looking statements are based on information available to CoStar on the date hereof, and CoStar assumes no obligation to update such statements.